EXHIBIT 99.2

                                 PRESS RELEASE


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Galaxy Energy Corporation
1331  17th Street.  Denver, CO 80202                         NEWS
                                                             RELEASE
FOR IMMEDIATE RELEASE



       GALAXY ENERGY REPORTS RECEIVING AN AMEX NOTICE INDICATING THAT THE COMPANY DOES NOT MEET ONE OF THE EXCHANGE'S CONTINUED LISTING STANDARDS

DENVER,  CO. APRIL 26, 2006. On April 25, 2006, Galaxy Energy Corporation (Amex:
GAX) received a notice of failure to satisfy Section 1003(a)(iv) of the American Stock Exchange ("AMEX") Company Guide for continued listing on AMEX. Such notice is a result of the recent losses that Galaxy has sustained, as well as its significant working capital deficiency as reported in its quarterly report on Form 10-Q for the quarter ended February 28, 2006. Galaxy expects to submit a plan to AMEX by May 10, 2006, in which it will advise AMEX of action it has taken, or will take, that would bring it into compliance with Section 1003(a)(iv) of the Company Guide by July 24, 2006. The actions taken, or to be taken, by Galaxy which will be reported to AMEX include the raising of $4.5 million in Subordinated Convertible Debenture financing that the Company announced this morning. The AMEX was unaware of the completion of that financing at the time it sent its notice to the Company indicating that the Company does not meet one of the AMEX's continued listing standards.


ABOUT GALAXY ENERGY

Galaxy Energy Corporation, a development stage oil and gas exploration and production company, is focusing on acquiring and developing coalbed methane in the Powder River Basin of Wyoming and Montana and other unconventional natural gas properties in the Piceance Basin of Colorado, in addition to exploration activities in Germany, Romania and Texas. The company conducts its exploration activities through two wholly owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd.


FORWARD LOOKING STATEMENT

This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the Company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, HTTP://WWW.GALAXYENERGY.COM/ or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Bill Conboy at CTA Public Relations at
(303) 665-4200, or Tina Cameron, Renmark Financial Communications at (514) 939-3989.